Exhibit 10.8

2008

CELLEBRITE MOBILE SYNCHRONIZATION LTD.

2008 SHARE OPTION PLAN

ESOP 2008

i

ESOP 2008

Cellebrite Mobile Synchronization LTD.

2008 SHARE OPTION PLAN

This plan, as amended from time to time, shall be known as the Cellebrite Mobile Synchronization 2008 Share Option Plan (the “Plan”).

1.	Purpose

The Plan is intended to increase shareholder value and to advance the interests of the Company by furnishing economic incentives designed to provide an incentive to attract, motivate, and retain, in the employ of the Company, persons of training, experience, and ability, to attract employees, directors, office holders, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

2.	Definitions

For purposes of interpreting the Plan and related documents (including the Option Agreement and its appendices), the following definitions shall apply:

(a)	“Applicable Laws” - means the requirements relating to the administration of employee stock share option plans under the laws of the State of Israel and any stock exchange or quotation system on which the shares shall be listed or quoted.

(b)	“Approved 102 Option” - means an Option issued pursuant to Section 102(b) of the Tax Ordinance and held in trust by the Trustee for the benefit of the Optionee.

(c)	“Board” - means the Board of Directors of the Company.

(d)	“Cause”- unless defined otherwise in the Optionees’ Employment terms (which in such event, such definition will apply), means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any failure (as a result of gross negligence or willful misconduct) to carry out, as an employee of the Company or its Subsidiaries, a reasonable directive of the chief executive officer of the Company, as applicable, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Subsidiaries and which was capable of being lawfully performed by Optionee; (iii) embezzlement or theft of funds of the Company or its Subsidiaries; (iv) any breach of the Optionee’s fiduciary duties or duties of care towards the Company or of its Subsidiaries; including, without limitation, self-dealing, prohibited disclosure of confidential information of, or relating to, the Company or its Subsidiaries, or engagement in any business competitive to the business of the Company; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company; and (vi) any other event defined as “Cause” under the Optionees’ employment or engagement agreement with the Company.

(e)	“Chairman” - means the chairman of the Board.

(f)	“Company” - shall mean Cellebrite Mobile Synchronization Ltd. P.C. 51-276657-7, an Israeli corporation, and any successor thereto.

(g)	“Controlling Shareholder” - shall have the meaning ascribed to it in Section 32(9) of the Tax Ordinance.

(h)	“Date of Grant”- shall have the meaning set forth in section 20 below.

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(i)	“Director” - means a member of the Board.

(j)	“Disability” - unless defined otherwise in the Optionees’ Employment terms (which in such event, such definition will apply), means an Optionee’s inability to perform his or her duties with the Company, for a consecutive period of at least 120 days or for an aggregate period of 180 days in any 360 days, by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Optionee and acceptable to the Company.

(k)	“Effective Date” - shall mean the date on which the Plan is approved by the Board.

(l)	“Employee” – shall mean a person who is employed by the Company, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

(m)	“Employment” - shall mean, for purposes of section 10, continuous and regular salaried employment with the Company, which shall include (unless the Board shall otherwise determine) any period of vacation, any approved leave of absence or any salary continuation or severance pay period.

(n)	“Exercise Price” – shall mean the price for each Share subject to an Option.

(o)	“Expiration Date” – Shall mean the date that the options can no longer be exercisable as set forth in Section 6.

(p)	“Fair Market Value” - means, as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed on any established stock exchange or a national market system, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination;

(ii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board within 60 days as of the submission of a written request to such effect.

(q)	“IPO” - means the Initial Public Offering of the Company’s shares pursuant to a registration statement filed with and declared effective under the Israeli Securities Law, 1968, under the U.S. Securities Act of 1933, as amended, or under any similar law of any other jurisdiction.

(r)	“Option” - shall mean the right to purchase the number of Shares specified by the Board, at a price and for the term fixed by the Board in accordance with the Plan and subject to any other limitations and restrictions as this Plan and the Board shall impose.

(s)	“Option Agreement” - means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option issuance. The Option Agreement shall state, inter alia, the number of Shares covered thereby, the dates when it may be exercised (subject to section 8), the Exercise Price per Share subject to the Option and such other terms as the Board in its discretion may prescribe. The Option Agreement is subject to the terms and conditions of the Plan, unless otherwise specifically provided in such Option Agreement (provided that any deviation from the terms of this Plan shall be, in case of 102 Options, in accordance with Section 102 of the Tax Ordinance).

(t)	“Optionee” - means any person who receives or holds an Option under the Plan.

(u)	“Share” - shall mean the ordinary shares, par value NIS 0.01 per share, of the Company, as may be adjusted pursuant to section 11 of the Plan.

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(v)	“Successor Company” - means any entity into and with which the Company is merged pursuant to a Transaction in which the Company is not the surviving entity.

(w)	“Tax Ordinance” - means the Israeli Income Tax Ordinance [New Version]-1961 and the regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(x)	“Transaction” - means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets or shares of the Company.

(y)	“Trustee” - means any person or entity appointed by the Company to serve as a trustee and approved according to applicable law.

(z)	“Vesting Dates” - means, with respect to any Option, the date as of which the Optionee shall be entitled to exercise such Option, as set forth in section 8 of the Plan.

(aa)	“Unapproved 102 Option” - means an Option issued pursuant to Section 102(c) of the Tax Ordinance and not held in trust by a Trustee.

(bb)	“102 Option” means an Option that the Board intends it to be a “102 Option” which shall only be issued to Employees who are not Controlling Shareholder, and shall be subject to and construed consistently with the requirements of Section 102 of the Tax Ordinance and as described hereunder. The Company shall have no liability to any other party, if an Option (or any part thereof), which is intended to be a 102 Option, is not a 102 Option.

Approved 102 Options may either be classified as Capital Gain Options (“CGO”) or Ordinary Income Options (“OIO”).

Approved 102 Options elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Tax Ordinance shall be referred to herein as CGO.

Approved 102 Options elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Tax Ordinance shall be referred to herein as OIO.

The Company’s election of the type of Approved 102 Options as CGO or OIO issued to Employees (the “Election”) shall be appropriately filed with the Israeli Tax Authorities before the Date of Grant of any Approved 102 Option.

(cc)	“3(i) Options” - means Options that do not contain such terms as will qualify under Section 102 of the Tax Ordinance. Such options are available for issuance to any person which the Board determined to be eligible for such options.

3.	Administration of the Plan

(a)	The Plan shall be administered by the Board. The Board shall have the authority in its sole discretion, subject to the Applicable Law, to administer the Plan and to exercise all the powers and authorities specifically granted to it under the Plan as necessary and advisable in the administration of the Plan.

(b)	The Board shall have the full power and authority to: (i) designate Optionees; (ii) determine, on the Date of Grant, the terms and provisions of the respective Option Agreements (which need not be identical), including, but not limited to, the number of Options to be issued to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time and extent to which the Options may be exercised, and the nature and duration of restrictions as to the transferability, or restrictions constituting substantial risk of forfeiture upon occurrence of certain events; (iii) if applicable, determine the Fair Market Value of the Shares covered by each Option; (iv) designate the type of Options (subject to any Applicable Laws); and (v) cancel or suspend Options, as necessary.

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(c)	Subject to the provisions of the Plan, the Applicable Laws and subject to the approval of any relevant authorities, the Board shall have the authority, in its discretion:

(i)	to construe and interpret the terms of the Plan and any Option Agreements pursuant to the Plan;

(ii)	to designate the service providers to whom Options may from time to time be issued hereunder;

(iii)	to determine the number of Shares to be covered by each such Option issued hereunder;

(iv)	to prescribe forms of Option Agreement for use under the Plan;

(v)	to determine performance conditions for the vesting of Options;

(vi)	to determine the terms of any Option and/or Option Agreement issued hereunder;

(vii)	to determine the Exercise Price of any Option issued hereunder;

(viii)	to take all other actions and make all other determinations necessary for the administration of the Plan.

(d)	No member of the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option issued hereunder.

(e)	Any member of the Board shall be eligible to receive Options under the Plan while serving on the Board.

(f)	All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

4.	Designation of Optionees

(a)	Options issued under this Plan shall contain such terms as will qualify the Options as 102 Options, 3(i) Options or Unapproved 102 Options.

(b)	Each Option issued pursuant to the Plan, shall be evidenced by an Option Agreement, in such form as the Board shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option issued thereunder (whether CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Exercise Price per share, the expiration date and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this Plan. The Option Agreement shall be delivered to the Optionee and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

(c)	The persons eligible for participation in the Plan as Optionees shall include any Employees of the Company and any other person which the Board determines to be eligible for the issuance of options; provided, however, that Options qualified under Section 102 of the Tax Ordinance shall be issued only to Employees of the Company.

(d)	Neither this Plan nor any Option Agreement nor any offer of Options to an Optionee shall impose any obligation on the Company to continue to employ or to engage the services of any Optionee, and nothing in the Plan, in any Option Agreement or in any Option issued pursuant thereto shall give any Optionee any right to continue its employment or service of the Company or restrict the right of the Company to terminate such employment or services at any time. Further, the Company expressly reserves the right at any time to dismiss an Optionee free from any liability, or any claim under the Plan, except as provided herein or in the Option Agreement.

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(e)	The issuance of an Option to an Optionee hereunder, shall neither entitle such Optionee to participate, nor disqualify him from participating, in any other issuance of Options pursuant to this Plan or any other incentive plan of the Company.

(f)	Anything in the Plan to the contrary notwithstanding, all issuances of Options to directors and other office holders of the Company shall be authorized and implemented in accordance with the provisions of Chapter 5 of Section 6 of the Israeli Companies Law – 1999, or any successor act or regulation, as in effect from time to time.

5.	Shares subject to the plan

(a)	Maximum Number of Shares The Company has reserved a total of 24,000 Shares for the purposes of the Plan and for the purposes of any other share option plans which may in the future be adopted by the Company, subject to adjustment as set forth in section 11 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option shall become available for issuance or sale under the Plan or under the Company’s other share option plans, provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

(b)	Shares Available for Issuance. Shares may be made available from the authorized but unissued shares of the Company or from Shares held in the Company’s treasury and not reserved for some other purpose. In addition, if any Option in respect of Shares is canceled or forfeited for any reason without delivery of Shares, the Shares subject to such Option shall thereafter again be available for award pursuant to the Plan.

6.	Term of Option

Without derogating from the rights and powers of the Board, if not previously exercised, each Option shall expire upon the tenth (10th) anniversary of the Date of Grant thereof or, upon the earlier termination of the Optionee’s Employment (or, if applicable, on the day following the last day on which such Option is exercisable under section 10 below), provided that the Board may establish a shorter term for an Option at the time of the issuance of such Option.

7.	Option Exercise Price and Consideration

(a)	The Exercise Price of each Share subject to an Option shall be determined, on the Date of Grant, by the Board in its sole and absolute discretion in accordance with any Applicable Laws.

(b)	Each Option Agreement will contain the Exercise Price determined for each Option covered thereby (but in any event, not less than the par value of the Share issuable upon exercise thereof).

(c)	The consideration to be paid for the Shares to be issued upon exercise of an Option, including the currency and the method of payment, shall be determined by the Board and may consist entirely of (1) cash, (2) check (3) any combination of the foregoing methods of payment, or (4) as provided under Section 9(j) hereto.

(d)	The proceeds received by the Company from the issuance of Shares subject to the Options, to the extent received, will be added to the general funds of the Company and used for its corporate purposes.

8.	Vesting of the Options

(a)	Subject to the provisions of the Plan, each Option shall vest and become exercisable commencing on the Vesting Date thereof, as determined by the Board, for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date. Unless otherwise determined by the Board with respect to any, some or all Options, each Option shall vest over a 4-year period from the Date of Grant, with one quarter of such Option becoming vested on the first anniversary of such date, and the remaining portion in equal parts every quarter from the first anniversary and until the forth anniversary of such date or as otherwise indicated in the Optionee’s Option Agreement.

(b)	An Option may be subject to such other terms and conditions on the time or times when it may be exercised (including by way of performance conditions), as the Board may deem appropriate. The vesting provisions of individual Options may vary.

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9.	Exercise of Option; Right as a Shareholder

(a)	Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Board and when applicable, by the Trustee in accordance with the requirements of Section 102 of the Tax Ordinance (the “Exercise Notice”), which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the full payment of the Exercise Price at the Company’s principal office. The Exercise Notice shall specify the number of Shares with respect to which the Option is being exercised. The Exercise Notice is irrevocable and may not be rescinded or revised once it has been delivered to the Company or to the Representative.

(b)	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10 below, the Optionee is employed by or providing services to the Company at all times during the period beginning with the Date of Grant and ending upon the date of exercise.

(c)	Shares issued upon exercise of an Option shall be issued in the name of the Optionee, except for shares issued following the exercise of Approved 102 Options, which shall be issued to the Trustee for the benefit of the Optionee and held by the Trustee during the restricted period specified in Section 102 of the Tax Ordinance or for a longer period, if otherwise determined in the Optionee’s Option Agreement. Prior to exercise and until the registration of the Optionee as holder of such Shares in the Company’s register of shareholders, an Optionee, as such, shall have no right to vote or receive dividends or any other rights of or as a shareholder.

(d)	An Option may not be exercised unless, at the time the Optionee gives the Exercise Notice, the Optionee includes with such notice payment in cash or by bank check of all withholding taxes due, if any, on account of its acquired Shares under the Option or gives other assurance satisfactory to the Board and the Trustee of the payment of those withholding taxes.

(e)	Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Laws.

(f)	Until the consummation of an IPO, unless the Company determines otherwise, any Shares issued upon exercise of Options (and securities of the Company issued with respect thereto) shall be voted by an irrevocable proxy (the “Proxy”) in the same manner as the votes of the majority of other shareholders of the Company present and voting at the applicable meeting as determined by the Board, such Proxy to be assigned to the person or persons designated by the Board and to provide for the power of such designated person(s) to act, instead of the Optionee and on its behalf, with respect to any and all aspects. The Proxy may be contained in the Option Agreement of an Optionee or otherwise as the Board determines. If contained in the Option Agreement, no further document shall be required to implement such Proxy, and the signature of the Optionee on the Option Agreement shall indicate approval of the Proxy thereby granted. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such person’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Articles of Association as amended from time to time (the “Articles of Association”), any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Shares issuable upon exercise of Approved 102 Options, such Shares shall be voted in accordance with the provisions of Section 102 and of any rules, regulations or orders promulgated thereunder, to the extent applicable.

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(g)	Optionee shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Options, until the Optionee shall have exercised the Option, paid the Exercise Price and applicable tax thereof and been registered as holder of such Shares in the Company’s register of shareholders upon exercise of the Options in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 13 below.

(h)	If any law or regulation requires the Company to take any action with respect to the Shares specified in the Exercise Notice before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

(i)	Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for exercise under the Option, by the number of Shares as to which the Option is exercised.

(j)	The Optionee shall have the right to elect to receive, without the payment by the Optionee of the Exercise Price, Shares of the Company equal to the value of the Options or any portion thereof by the surrender of the Options or such portion to the Company, with the Exercise Notice annexed thereto, at the office of the Company. Thereupon, the number of fully paid Shares that shall be issued to the Optionee shall be computed using the following formula:

X	=	Y(A-B)
A

where	X =	the number of Shares to be issued to the Optionee pursuant to this Section 9(j);

Y =	the number of Shares covered by this Option in respect of which the Exercise Notice is made pursuant to this Section 9(j);

A =	the Fair Market Value of one Share;

B =	the per share exercise price in effect at the time the Exercise Notice is made pursuant to this Section 9(j);

For the avoidance of doubt, if it is forbidden pursuant to chapter 2 to Section 7 to the Companies Law to issue Company’ Shares in consideration which is lower than the par value of the Shares, then the Optionee shall have the right to elect to receive, in consideration for the par value of the Shares (but without the payment by the Optionee of the Exercise Price), Shares of the Company equal to the value of the Options or any portion thereof by the surrender of the Options or such portion to the Company, with the Exercise Notice annexed thereto, at the office of the Company. Thereupon, the number of fully paid Shares that shall be issued to the Optionee shall be computed using the formula set forth above, provided that the “B” definition shall be adjusted to read as follows: “B = the per share exercise price in effect at the time the Exercise Notice is made pursuant to this Section 9(j) minus the outcome of multiplying X by the par value of each Share”.

10.	Termination of Employment

(a)	Unless the Board shall otherwise determine at or after issuance, in the event of termination of Optionee’s employment with the Company other than for Cause, Disability, retirement or death, or if applicable, the termination of services rendered by the Optionee to the Company other than for Cause, Disability or death, all Options issued to that Optionee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the provisions of the Plan or the Option Agreement, be exercised within three (3) months after the date of such termination but in any event, no later than the Expiration Date. If, on the date of termination, the Shares subject to the Option have not vested in their entirety, any Shares covered by the unvested portion of the Option shall expire and be of no further force and effect and revert to the Plan. To the extent the vested portion of the Option is not so exercised and fully paid for within the time specified herein, such unexercised vested portion of the Option shall expire and be of no further force and effect, and the Shares covered by such unexercised vested portion of the Option shall revert to the Plan. For the avoidance of doubt - in the event that in connection therewith any Approved 102 Options are still held by the Trustee, the trust with respect thereto shall ipso facto expire and all of the Shares covered by the vested and unvested portion of such Approved 102 Options shall revert to the Plan and be subject to issuance if the Optionee did not exercise the Options within the above stated period. For the purposes of this section, termination of employment or engagement shall mean the date the termination notice was given by the Optionee or his/her employer (irrespective of the effective date of such termination), unless otherwise agreed to in writing.

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(b)	If the Optionee’s employment with the Company, or if applicable, the rendering of services by the Optionee to the Company is terminated because of Optionee’s death, retirement or Disability, then Optionee’s Options may be exercised, only to the extent that such Options are vested and exercisable by Optionee on the termination date or as otherwise determined by the Board. Such Options must be exercised by Optionee (or Optionee’s legal representative or authorized assignee), if at all, as to all or some of the then vested option calculated as of the termination date or such other date determined by the Board, within six (6) months after the termination date. If, on the date of termination, there are Options, which have not vested, the Shares covered by the unvested portion of the Options shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. For the avoidance of doubt - in the event that in connection therewith any Approved 102 Options are still held by the Trustee, the trust with respect thereto shall ipso facto expire and all of the Shares covered by the vested and unvested portion of such unexercised Approved 102 Options shall revert to the Plan and be subject to issuance.

(c)	In the event of termination of Optionee’s employment with the Company for Cause, or if applicable, the termination of services rendered by the Optionee to the Company for Cause, all outstanding Options issued to such Optionee (whether vested or not) shall, to the extent not theretofore exercised, immediately expire and shall be of no further force and effect as of the date of such termination, unless otherwise determined by the Board.

(d)	With respect to Unapproved 102 Option, if the Optinee ceases to be employed by the Company, the Optionee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulations or orders promulgated thereunder as now in effect or as hereafter amended.

11.	Adjustments

(a)	Changes in Capitalization. Subject to any required action by the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been reserved for issuance under the Plan but as to which no Options have yet been issued or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the Exercise Price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, bonus shares (stock dividend), combination or reclassification of the Shares, all only if such triggering event generally applies to all Shares; provided, however that fractions of a Share will not be issued but will be rounded down to the nearest whole Share; and provided, further, that the Exercise Price of any Option may not be decreased to below the par value of the Shares. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or the Exercise Price per Share subject to an Option. If the Options or the Shares issued upon the exercise of such Options will be deposited with a Trustee, as determined by the Board, all of the Shares formed by these adjustments also will be deposited with the Trustee in the same terms and conditions as the original Options or Shares.

(b)	Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company (whether voluntary or involuntary) (the “Event”), the Board shall notify each Optionee who holds unexercised Options as soon as practicable prior to the effective date of such Event. The Board in its sole discretion may allow the exercise of any or all outstanding Options, whether or not vested, within a reasonable period of time prior to the Event and subject to the provisions of the Applicable Laws. To the extent it has not been previously exercised, an Option will terminate immediately prior to the Event.

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(c)	Merger, Acquisition, Shares sale, Assets Sale

(i)	In the event of a Transaction, each outstanding unexercised Option shall be assumed for an equivalent option or right substituted by the Successor Company or a parent or subsidiary of the Successor Company, and appropriate adjustments shall be made in the number of options (and respectively, in the Exercise Price per Share) in order to reflect such an action and to keep the Optionee harmless in all material respects due to the Transaction - all subject to the determination of the Board, which determination shall be in its sole discretion and final.

(ii)	Notwithstanding the aforesaid and subject to any applicable law, the Board, at its sole and absolute discretion, shall have full power and authority to determine that the vesting periods defined in the Option Agreement shall be fully accelerated. If as a result of such acceleration an Option becomes fully vested and exercisable, in lieu of assumption or substitution in the event of a Transaction, the Board shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period if not exercised earlier by the Optionee.

(iii)	Anything herein to the contrary notwithstanding, if a Transaction shall occur prior to the consummation of an IPO, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the Plan, in accordance with the instructions of the Board, at its sole and absolute discretion, in connection with the Transaction, and in the same terms as shall be determined to all the shareholders of the Company.

(iv)	For the purposes of this paragraph, the Option shall be considered assumed if, following a Transaction, the Optionee receives the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for each Optionee to receive solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of Shares in the Transaction; and provided further that the Board may determine, in its discretion that in lieu of such assumption or substitution of Options for options of the Successor Company, or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

(v)	The issuance of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(d)	Dividend Distributions

The Exercise Price shall be adjusted for any dividend distributions between the Grant Date and the relevant date of exercise, such that the Exercise Price shall (i) be reduced by an amount equal to the net dividend amount per share (after tax) that would have been distributed to the Optionee if the Options were exercised prior to the dividend distribution date and, (ii) be added the amout per share the Optionee received pursuant to the Company’s Dividend Participation Plan. For the avoidance of doubt, in the event the Optionee has exercised his/her right to participate in dividned distributions pursuant to the Company’s Dividend Particiaption Plan, the Optionee shall not be entitled to the foregoing adjustment with respect to the dividend distribution for which the Optionee would otherwise be entitled to Exercise Price adjustments.

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12.	Designation of Options Pursuant to Section 102

(a)	The Board may designate Options issued to Employees pursuant to Section 102 of the Tax Ordinance as either CGO or OIO.

(b)	The Company’s Election (as defined in Section 2(cc) above) of the type of Approved 102 Options to be issued to Employees, shall become effective beginning the first Date of Grant of an Approved 102 Option under the Plan and shall remain in effect until at least the end of the year following the year during which the Company first issued Approved 102 Options. The Election shall obligate the Company to issue only the type of Approved 102 Option it has elected, and shall apply to all Approved 102 Options issued during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from issuing Unapproved 102 Options or 3(i) Options, simultaneously.

(c)	No Approved 102 Options may be issued under this Plan to any person, unless and until, the Plan and the Company’s Election shall be appropriately filed with the Israeli Tax Authorities at least thirty (30) days before the first Date of Grant of an Approved 102 Option under this Plan.

(d)	Each Option Agreement shall state, inter alia, the type of Option issued thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the Exercise Price.

(e)	All Approved 102 Options must be held in trust by a Trustee, as described in Section 13 below.

(f)	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Tax Ordinance.

(g)	With regard to Approved 102 Options, the provisions of the Plan and the Option Agreement shall be subject to the provisions of Section 102 of the Tax Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreements. Any provision of Section 102 of the Tax Ordinance and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102 of the Tax Ordinance, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

13.	Trustee

(a)	The Board may choose to deposit any or all Options issued pursuant to the Plan with a Trustee. In such event, the Trustee shall hold such Options, and any Shares issued upon the exercise of any of such Options, in trust pursuant to the Company’s instructions from time to time. The Trustee shall be entitled to make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to the exercise of the Options or their sale to a third party. The Company shall deliver the Trustee all the necessary information required by it/him. The Trustee shall be exempt from any liability with respect to any action or decision duly taken in its/his capacity as Trustee, provided however that the Trustee has conducted his duties with due diligence and with no misconduct and bad faith.

(b)	Anything herein to the contrary notwithstanding, Approved 102 Options issued under the Plan and/or all Shares allocated or issued upon exercise of such Approved 102 Options and/or all other shares received subsequently following any realization of rights in connection with such Approved 102 Options or Shares and all rights attached to shares described above or Approved 102 Options, shall be allocated or issued to the Trustee and held for the benefit of the Optionee for such period of time as required by Section 102 of the Tax Ordinance or any Rules promulgated thereunder as now in effect or as hereafter amended (the “Restricted Period Per Section 102”). All of the rights attached to Shares issued upon exercise of Approved 102 Options, including without limitation dividend in shares, shall be subject to the same tax treatment as the treatment to which such Options are subject to.

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(c)	Notwithstanding anything to the contrary, the Trustee shall not make any transaction or take any action with respect to Approved 102 Options or Shares issued upon exercise thereof, will not transfer, assign, release, pledge, mortgage voluntarily, or grant in connection therewith any proxy or assignment deed, whether immediately effective or effective at a future date, other than by will or by operation of law, until after the full payment of the Optionee’s tax liabilities arising from the issuance of such Options or their exercise or release or transfer by the Trustee or after guarantying the payment of said taxes. If such Options or Shares have been transferred by will or by operation of law, the provisions of Section 102 of the Tax Ordinance will apply with respect to the heirs or the transferees of the Optionee or shareholder, as the case may be.

(d)	Upon receipt of an Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Option or Share held, released or transferred by the Trustee, in accordance with the terms of Section 102 of the Tax Ordinance.

(e)	Subject to the provisions of Section 102 of the Tax Ordinance during the Restricted Period per Section 102 an Optionee may not release the Approved 102 Options or Shares issued upon exercise thereof from trust or sell such Options or Shares while they are held by the Trustee. At any time thereafter each Optionee may require (but shall not be obligated to require) the Trustee to sell upon Optionee’s direction, or transfer to the Optionee, any Approved 102 Options or Shares issued pursuant to the exercise of such Approved 102 Options, provided that (1) such transfer is in compliance with all Applicable Laws, and (2) all applicable tax due pursuant to such a sale or transfer has been paid in accordance with Section 102 of the Tax Ordinance and the Trustee has received an acknowledgment from the Israeli Tax Authorities that the Optionee has paid any applicable tax due pursuant to the Tax Ordinance. Notwithstanding the above, if any such sale or release occurs during the Restricted Period per Section 102, the sanctions under Section 102 of the Tax Ordinance, shall apply to and shall be borne by such Optionee.

14.	Purchase For Investment; Limitations Upon IPO; Representations

(a)	The Company’s obligation to issue or allocate Shares upon exercise of an Option issued under the Plan is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof.

(b)	The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any stock exchange or public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

(c)	Upon the issuance of Options to an Optionee or the issuance of Shares upon the exercise thereof, the Company shall be entitled to obtain from such the representations and undertakings as follows, as well as such other representations and undertakings the Board deems necessary:

(i)	That the Optionee is familiar with the Company, its activity and its financial and commercial forecast, and that the Optionee knows that there is no certainty that the exercise of the Options will be financially worthwhile. The Optionee hereby undertakes not to have any claim against the Company or any of its directors, Employees, shareholders or advisors if it emerges, at the time of exercising the Options, that the Optionee’s investment in the Company’s Shares was not worthwhile, for any reason whatsoever.

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(ii)	That the Optionee knows that his rights regarding the Options and the Shares are subject for all intents and purposes to the instructions of the Company’s documents of incorporation and to the agreements of the shareholders in the Company.

(iii)	That the Optionee knows that in addition to the allocations set forth above, the Company has allocated and/or is entitled to allocate Options and Shares to other Employees and other people, and the Optionee shall have no claim regarding such allocations, their quantity, the relationship among them and between them and the other shareholders in the Company, exercising of the options or any matter related to or stemming from them.

(iv)	That the Optionee knows that neither the Plan nor the issuance of Option or Shares thereunder shall impose any obligation on the Company to continue the engagement of the Optionee, and nothing in the Plan, in his respective Option Agreement or in any Option or Shares issued pursuant thereto shall confer upon any Optionee any right to continue being engaged by the Company, or restrict the right of the Company to terminate such engagement at any time.

15.	Dividends

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and, when applicable, subject to the provisions of Section 102 of the Tax Ordinance.

16.	Restrictions On Assignability and Sale of Options/Shares

(a)	No Option nor any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the Plan, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

(b)	So long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

(c)	No Optionee shall have a right of first refusal in relation with any sale of Shares in the Company.

(d)	The Shares issued to an Optionee pursuant to an Option exercise shall be subject to the right of first refusal of the other shareholders of the Company.

17.	Amendment and Termination of the Plan

(a)	Subject to Applicable Laws, the Board may, at any time and from time to time, terminate, alter, adjust, suspend or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required pursuant to the Israeli Companies Law, 1999, under Section 57, the Board may not effect such modification or amendment without such approval. In no event may any action of the Company materially and adversely alter or impair the rights of an Optionee, without such Optionee’s consent, under any Option previously issued to such Optionee.

(b)	Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options issued under the Plan prior to the date of such termination.

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18.	Integration of Section 102 And Tax Commissioner’s Permit

(a)	With regard to Approved 102 Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 of the Tax Ordinance and the Income Tax Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement.

(b)	Any provision of Section 102 of the Tax Ordinance and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102 of the Tax Ordinance, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

19.	General Provisions

(a)	Withholding. The Company shall have the right to deduct from all amounts payable to an Optionee in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Options under this Plan. In the case of any Option satisfied in the form of Shares, no shares shall be issued unless and until arrangements satisfactory shall have been made to satisfy any withholding tax obligations applicable with respect to such Option. Without limiting the generality of the foregoing and subject to such terms and conditions as the Board may impose, the Company shall have the right to retain, or the Board may, subject to such terms and conditions as it may establish from time to time, permit Optionees to elect to tender, Shares (including Shares issuable in respect of an Option) to satisfy, in whole or in part, the amount required to be withheld.

(b)	Condition to Exercise. As a condition to the exercise of an Option, the Board may require the person exercising such Option to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required. The Company may place a legend on each share certificate to the effect that such shares were acquired pursuant to an investment representation and are subject to limitations on offers, transfers and sales as the case may be.

(c)	Compliance with Legal and Exchange Requirements. The Plan, the issuing and exercising of Options thereunder, and the other obligations of the Company under the Plan, shall be subject to all Applicable Laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. To the extent required in order to comply with Applicable Law, the Company, in its discretion, may postpone the issuing and exercising of Options, the issuance or delivery of Shares under any Option, or any other action permitted under the Plan. The Company may be permitted, with reasonable diligence, to complete such stock exchange, or similar listing, registration, qualification of such Shares or other required action under any Applicable Law, rules, or regulations. The Company may require any Optionee to make such representations and furnish such information, as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with Applicable Laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Option or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations.

Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (ii) compliance with any exemption, completion of any registration or other qualification of such Shares under any applicable laws or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

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(d)	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(e)	Governing Law and Jurisdiction. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Israel, notwithstanding the conflicts of laws principles of any jurisdiction. The competent courts in Tel Aviv shall have sole and exclusive jurisdiction over any dispute with regard to any controversy or claim arising under, out of, or in connection with this Plan, its validity, its interpretation, its execution or any breach or claimed breach thereof.

20.	Date of Grant

Subject to Applicable Laws, the Date of Grant of an Option shall, for all purposes, and unless determined otherwise in the Grantee’s Option Agreement, be the date on which the Board makes the determination issuing such Option or such other date as shall be determined by the Board.

21.	Tax Consequences

Any tax consequences and/or obligations regarding other compulsory payments arising from the issuance or exercise of any Option, from the payment for or from the disposition of Shares covered thereby or from any other event or act (whether of the Optionee, of the Company, of any Subsidiaries or of the Trustee) hereunder, shall be borne solely by the Optionee. The Company and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, such Optionee shall agree to indemnify the Company and/or the Trustee, and/or the Company’s shareholders and/or directors and/or office holders if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax (and compulsory payment, if any) from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Optionee until all tax consequences (if any) arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

22.	Non-Exclusivity of the Plan

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the issuing of Options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

23.	Inability to Obtain Authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.	Multiple Agreements

The terms of each Option may differ from other Options issued to each Optionee under the Plan at the same time or at any other time. The Board may also issue more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously issued to that Optionee.

Adopted by the Board on 24/09, 2008

Signed

Title

Cellebrite Mobile Synchronization Ltd.